October 8, 2018

James C. McGill
2121 S Yorktown, Suite 1103
Tulsa, OK  74114

Re:  Terms of Service
Dear Jim:
The purpose of this letter agreement is to set forth the terms upon which we have agreed that you will serve as non-executive chairman of the board of directors (“Chairman”) of ADDvantage Technologies Group, Inc. (the “Company”).  As long as you serve as Chairman, you will be paid base annual compensation of $75,000 to be paid in cash and $75,000 to be in the form of shares of restricted stock granted under the Company’s 2015 Incentive Stock Plan (the “Plan”).  The cash portion of your compensation will be paid in monthly installments.  The first restricted stock grant is being made as of the date of this letter agreement.
The number of shares of each annual restricted stock grant will be based on the “Fair Market Value” (as defined in the Plan) of the common stock as of the close of business on each annual grant date.  The shares will vest 20% per year with the first installment vesting on the first anniversary of each grant; provided, that any unvested shares will immediately vest upon a “Change in Control” (as such term is defined in the executive employment agreement between the Company and Joseph E. Hart).  Share certificates for each vested installment will be delivered to you at the time of vesting.  The shares will continue to vest each year even if you have ceased to be Chairman unless you are terminated as Chairman for Cause (as defined below) or you resign your position as Chairman before all the restricted shares have vested, in either of which events you will retain any restricted shares which have vested as of the termination date but will forfeit any rights to any additional shares. Neither death nor disability nor termination without cause nor your failure to be re-elected to the board of directors of the Company nor any other event (other than your termination for Cause or resignation as noted in the preceding sentence) shall cause your restricted shares to cease to vest.
The compensation set forth above is in lieu of all other Board compensation, including without limitation any compensation you were granted upon your re-election as a director this year and any compensation for serving on any Board committees.  This is not an employment agreement and you can be terminated as Chairman at any time in accordance with the governing documents of the Company and applicable law.  Your termination for any reason, whether by reason of death, disability, or termination with or without Cause, shall terminate your right to receive compensation after the date of termination except as stated above with respect to the continued vesting of restricted stock granted prior to the date of termination.  You shall, however, be paid any amounts owed to you through the date of termination.
The term “Cause” as used herein means your (1) conviction of, or guilty plea or no contest plea, to a felony charge or any crime involving moral turpitude, the entry of a consent decree with a governmental body or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries, (2) misappropriation of any funds or assets of the Company or its subsidiaries for personal use, (3) willful noncompliance in any material respect with any laws or regulations, foreign or domestic, if such noncompliance could be reasonably expected to have a material adverse effect on the Company, (4) willful violation of any express direction or rule, regulation or policy established by the Company of which you are aware, or (5) willful material breach of your fiduciary duties to the Company.
You are not an employee of the Company and are not entitled to participate in any of the benefit programs provided to employees of the Company.

Very truly yours
ADDVANTAGE TECHNOLOGIES GROUP, INC.

By: ____________________________________
Thomas J. Franz, Chairman of the Compensation Committee

Agreed and accepted as of the
date first set forth above:

__________________________
James C. McGill